                                                                     EXHIBIT 2.1

                        DEBENTURE SUBSCRIPTION AGREEMENT

          This AGREEMENT is made at Chennai this 16th day of March Two Thousand.

                                    BETWEEN

          Satyam Infoway Ltd. a public limited company incorporated under the Companies Act, 1955 and having its registered office at May Fair, 1-8-303/36S.P. Road, Secunderabad 500 003 and Corporate Office at Maansarovar Towers 271-A, Anna Salai, Teynampet, Chennai 600 018 (hereinafter referred to as "the Company", which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors) of the One Part;

                                      AND

          IDBI Bank, a banking company incorporated in India with limited liability, having its registered office at Chaturvedi Mansion, 2nd Floor, 26/4, Old Palasia, Agra-Bombay Road, Indore 452 001 and among other places a branch at "P.M.Towers", 37 Greams Road, Chennai - 600 006 (hereinafter referred to as "the Investor", which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors and assigns) of the Other Part.

WHEREAS:

          (i) the Company is in need of finance for the purposes set out in this Agreement and has approached the Investor requesting the Investor to finance its requirements.

          (ii) the Investor is willing to finance the company by subscribing to the Non Convertible Debentures (as hereinafter defined) inter alia on the condition that the Company shall enter into this Debenture Subscription Agreement.

          (iii) The parties hereto desire to record the terms and conditions of their agreement as under:

          IT IS HEREBY AGREED BY & BETWEEN THE PARTIES HERETO AS UNDER:

                                   ARTICLE 1
                                  DEFINITIONS

          In this Agreement, unless the context otherwise requires, the following terms shall have the following meanings:

     1.1  "Material Adverse Effect" shall mean a material adverse effect on (i)
           -----------------------
the assets, business, properties, liabilities, financial condition, results, operations or prospects of the Company, and (ii) the ability of the Company to perform its obligations under this Agreement.
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     1.2  "Non Convertible Debentures" means the 825,000 debentures which may be
           --------------------------
issued by the Company to the Investor pursuant to this Agreement, inter alia on the terms and conditions set out in Annexure I to this Agreement.
                                    ----------

                                   ARTICLE 2
                  SUBSCRIPTION OF NON CONVERTIBLE DEBENTURES

          Subject to the terms and conditions of this Agreement, and in reliance upon the agreements, undertakings, covenants, warranties and representations set forth in this Agreement, the Investor agrees to subscribe to, and the Company agrees to issue, allot and deliver to the Investor 825,000 (Eight lakhs twenty five thousand), 13% Non Convertible Debentures of the Company of the face value of Rs.100/- each (hereinafter referred to as the "Investor's Securities") for
                                                  ---------------------
cash for the aggregate issue price of Rs.825,00,000/- (Rupees Eight Crores twenty five lakhs Only). (hereinafter referred to as "the Subscription
                                                       ----------------
Amount".)
------

          The Company shall fulfill all the Conditions Precedent set out below within thirty days of the date of execution of this Agreement or such extended date as the Investor may in its discretion specify from time to time. Upon the fulfillment of the conditions precedent the Company shall forward to the Investor the application form for the subscription of the aforesaid Non Convertible Debentures. Upon being satisfied about the fulfillment of the Conditions Precedent the investor shall apply for the Non Convertible Debentures and shall also forward the Subscription Amount thereto with such application form to the Company. The Company shall allot, issue and deliver the Non Convertible Debentures to the Investor within a period of 15 days from the date of receipt of such application, failing which the Company shall pay an additional default interest of 2% from the date of such default till the date of actual delivery of the Non Convertible Debenture.

                                   ARTICLE 3
                                   PURPOSES

          The Company hereby expressly intimates, informs, agrees, covenants to/with the Investor that the Subscription Amount shall be utilised exclusively for the purposes set out hereunder and for no other purpose:

          .  Purchase of Building at Andheri, Mumbai

                                   ARTICLE 4
                             CONDITIONS PRECEDENT

          The Investor shall not be obliged to subscribe to the Investor's Securities or any of them unless and until the Company shall have performed all its obligations and undertakings contained in this Agreement, complied with the subscription procedure and shall also have complied with the following conditions precedent:

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     4.1  Representations and Warranties
          ------------------------------

          The representations and warranties of the Company contained in Article 4 shall be true (i) on and as of the date hereof, and (ii) on and as of the date of any subscription of the Investor's Securities (as if made on such date), and the Company shall have provided to the Investor a certificate to that effect on/as on the date specified in clause (ii).

     4.2  Corporate Action
          ----------------

          That the Company shall have full power, capacity and authority to execute, deliver and perform this Agreement and shall have taken all necessary action (corporate, statutory or otherwise) to allot the Investor's Securities to the Investor on the terms and conditions contained in this Agreement and to authorise the execution, delivery and performance of this Agreement. Without prejudice to the generality of the aforesaid, the company shall have:

          . Passed Board Resolution authorising the Company to issue the Non Convertible Debentures.

          . Pass Board Resolution authorising the Company to enter into this Agreement.

          . Issue certificate to the Investor that the borrowing by the Company under this Agreement is within the limits of section 293(1)(d) of the Companies Act, 1956.

          .  Pass General Meeting resolutions where required.

          . Pass Board Resolution delegating the power to negotiate, finalize and execute this Agreement to its authorised officials.

     4.3  No Material Adverse Change
          --------------------------

          There shall not have occurred any Material Adverse Effect.

     4.4  Latest Financial Statements
          ---------------------------

          The Company shall have furnished to the Investor the Company's latest audited Profit and Loss Account and Balance Sheet including the latest half yearly audited/unaudited results of the Company.

     4.5  Consents and Coordination
          -------------------------

          All consents and waivers of the shareholders of the Company, governmental authorities and other third parties that are required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, any consents required from the Company's lenders and waivers of any lock-in restrictions) shall be duly obtained and effective.

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                                   ARTICLE 5
              COMPANY'S REPRESENTATIONS, WARRANTIES AND COVENANTS

     5.1 The Company hereby represents, warrants, assures, declares, confirms, covenants and undertakes as follows:

          5.1.1  The Company's present:

                 (i) authorised share capital is Rs. 25,00,000,00/- (Rupees Twenty Five Crores only) divided into 2,50,000,00 (Two crore Fifty Lakhs) Equity Shares of Rs.10/- each;

                 (ii) issued, subscribed and paid-up share capital is
                      Rs.21,78,22,500/-(Rupees Twenty one crore seventy eight lakh twenty two thousand and five hundred only) divided into 2,17,82,250 (Two crore seventeen lakh eighty two thousand and two hundred fifty) Equity Shares of Rs.10/- each.

          5.1.2 That the present secured debt due by the Company is Rs.10,53,43,828 (Rupees Ten crore fifty three lakh forty three thousand eight hundred and twenty eight only).

          5.1.3 That the present debt due by the Company (both secured and unsecured, trade creditors and sundry creditors being included) is Rs.10,53,43,828/-(Rupees Ten crore fifty three lakh forty three thousand eight hundred and twenty eight only).

          5.1.4  That the present debt - equity ratio of the Company is 1:38.

          5.1.5 That the present contingent liability of the Company is to the tune of Rs.2,30,57,400 (Rupees Two crore thirty lakh fifty seven thousand and four hundred only).

          5.1.6 All accounts and financial statements furnished by the Company to the Investor have been prepared in accordance with accounting standards and practices in force in India consistently applied during the periods involved (except as stated in the published financial statements) and present truly and fairly the financial position and results of operations of the Company; and the Company has no liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which are not fully reflected or reserved against in the balance sheet included in such financial statements.

          5.1.7 That the Investor's Securities shall be freely transferable by the Investor and there is / will be no lock-in or other restrictions concerning the same or the transfer of the same.

          That the information furnished / to be furnished by the Company to the Investor in connection with or for obtaining the subscription of the Investor's Securities is / will be true, complete and correct and not misleading in any respect.

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          5.1.8  Nothing in this Agreement conflicts with the Memorandum or
Articles of Association of the Company, true and complete copies of which have been provided to the Investor.

          5.1.9 This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

          Neither the making of this Agreement nor compliance with its terms will be in violation of any law or conflict with or result in the breach of or constitute a default or require any consent under any decree, order, judgment, indenture, agreement or other instrument to which the Company is a party or by which it is bound.

          5.1.10 The Company, its business and the Purposes for which the Subscription Amount is to be utilised are in compliance with and are not in default or violation in any respect of any Law, statute, order, rule, regulation, bye-law, notification, policy or guideline of the Government or any authority applicable to the Company.

          5.1.11 There are no legal, quasi-legal, administrative, arbitration, mediation, conciliation or other proceedings, claims, actions or governmental investigations of any nature pending against the Company or its Directors, or any person in management of the Company or against any employee or to which the Company or any of its assets are or may be subject, and, to the best knowledge of the Company, there has not been threatened any such proceeding, claim, action or governmental investigation against the Company which relates in any manner to this Agreement or the transactions contemplated hereby or which individually or in the aggregate would, if adversely determined, have a Material Adverse Effect. The Company is not subject to any order, judgment or decree of any Court, Tribunal, Board, Bench or any Governmental Entity or authority which relates in any manner to this Agreement or the transactions contemplated hereby or thereby or which has or may have a Material Adverse Effect.

          5.1.12 None of the following has occurred and is subsisting and no notice in connection therewith has been served, in relation to the Company:

                 (i) An application to a court for an order, or the making of any order, that the Company be wound up, that a liquidator, receiver or custodian be appointed of the Company or any of its assets or that the Company be placed in bankruptcy.

                 (ii) The passing of a resolution for winding up of the Company or any proposal or apprehension for / or passing such resolution.

                 (iii) The convening of a meeting or passing of a resolution to appoint a liquidator.

                 (iv) A scheme of arrangement, amalgamation or reconstruction of the Company, or arrangement or composition with, or assignment for the benefit of, all or a class of creditors.

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                 (v)    The taking of any action to seize, attach, take
possession of or appoint a custodian, receiver, liquidator or manager in respect of the Company or any shares or property of the Company.

          5.1.13 The Company will continue to comply and be in compliance with all Laws, regulations, guidelines, notifications, etc. pertaining to pollution, control and/or environment that may be in force or issued by the concerned authorities from time to time.

          5.1.14 The Company has not, and none of its directors, officers, agents or employees has/have, committed or omitted to do any act or thing the commission or omission of which is in contravention of any Law including any applicable pollution control or environmental Laws.

          5.1.15 The business of the Company has been operated in the usual and ordinary course consistent with past practice and:

                 (i) there has been no event, condition or change that individually or in the aggregate has had or could reasonably be expected in the foreseeable future to have a Material Adverse Effect;

                 (ii) the Company has not entered into any transaction or incurred any liability or obligation, except in the ordinary and usual course of its business;

                 (iii) the Company has not sold or transferred any of its assets nor incurred any indebtedness except in the ordinary and usual course of its business;

                 (iv) the Company has not sold and leased back any of its assets or incurred any indebtedness except in the ordinary and usual course of its business;

                 (v) the Company has not changed its accounting policies or procedures;

                 (vi) the Company has not made any material investment nor acquired any assets other than in the ordinary and usual course of business.

          5.1.16 All the Company's agreements are in accordance with all applicable laws and are enforceable in accordance with their respective terms and all legal, exchange control, regulatory and other approvals for or in connection therewith have been duly obtained and all conditions imposed under all such approvals have been observed.

          5.1.17 The Company is not in breach of any agreement with any person who has provided loans, deposits, advances, guarantees or other financial facilities to the Company or at the Company's instance.

          5.1.18 The Company duly owns or holds valid and subsisting licenses in respect of all trade names, trademarks, patents, designs and other intellectual property used or intended to be used by the Company in the course of its business and the same are duly registered in the name of the Company and have not become voidable.

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          5.1.19  The Company duly owns or holds all other material consents, licenses, franchises, permits and authorizations necessary for the lawful conduct, ownership and operation, of its businesses, and the same are valid and subsisting and have not become voidable.

          5.1.20 The Company does not have and does not anticipate any claims or liabilities including, without limitation, provident fund or labor dues, income/corporate or other Taxes, duties, levies or cesses, royalties, license fees, lease rentals, interest costs, penal levies, default rates, damages, claims, penalties, etc. (whether present, future or contingent) which are not expressly disclosed either:

                 (i) in the Company's last balance sheet furnished to the Investor or

                 (ii) otherwise to the Investor in writing as "off-balance sheet liabilities".

          5.1.21  Except as set forth in Annexure II, the Company has a good and
                                         -----------
marketable title to all of its assets and properties, free and clear of any material pledges, Liens, security interests, claims or other encumbrances of any kind. With respect to any assets or properties it leases, the Company holds a valid leasehold interest therein, free and clear of any Liens, is in compliance, in all material respects, with the terms of the applicable lease, and enjoys peaceful and undisturbed possession under such lease. All of the Company's assets and properties that are material to the conduct of its business as presently conducted or as proposed to be conducted are in good operating condition and repair, subject to ordinary wear and tear. The Company's Inventory is in good and marketable condition, does not and will not include any material quantity of items which are obsolete or damaged and is saleable in the normal course of the Company's business as currently conducted.

          5.1.22 All Taxes due and payable by the Company have been paid, and all Tax returns and reports required to be riled by the Company have been timely and correctly filed. There are no claims now pending or matters under dispute with any Taxing authority in respect of any Tax of the Company.

          5.1.23 The issue of the Investor's Securities is not in contravention of the provisions of the Companies Act, 1956, including the provisions of section 58A of the Companies Act and/or the Companies (Acceptance of Deposits) Rules, 1975 and/or Non-Banking Financial Companies (Reserve Bank) Directions, 1977.

     5.2 All representations and warranties of the Company in this Agreement shall survive the execution, delivery and termination of this Agreement, the consummation of the transactions contemplated hereby and the transfer of the Investor's Securities by the Investor.

     5.3 The Company is aware that the Investor has entered into this Agreement and has agreed to subscribe to the Investor's Securities on the basis of the Company's representations, warranties, statements and covenants contained in this Agreement and/or otherwise made to the Investor.

                                  ARTICLE 6
             COVENANTS & CONDITIONS APPLICABLE DURING CURRENCY OF
                               DEBENTURE HOLDING

        6.1 So long as the Investor continues to hold at least 5000 Non Convertible Debentures of the Company, unless otherwise previously agreed to by the Investor in writing, the Company agrees and undertakes as follows:

          6.1.1 To use the Subscription Amount solely for the purposes set out in Article 2 above.
          6.1.2 As and when required by the Investor to furnish to the Investor a detailed statement showing the manner in which the Subscription Amount has been utilized.

          6.1.3 To keep such records as the Investor may require to facilitate verification of the utilisation of the Subscription Amount.

          6.1.4 To permit the Investor and its / their authorised representatives to carry out technical, financial and legal inspections and to visit and inspect any and all facilities, construction sites, plants, installations, sites, works, buildings, property, offices, equipment, records and documents relating to the Company. The Investor and such representatives shall have free access at all reasonable times to the Company's properties, books and records and shall receive full cooperation and assistance from the Company and its officers and employees.

          6.1.5 To permit any nominee of the Investor to examine the Company's books, records and papers and the Company agrees to give all facilities to enable such person to report on the business of the Company at any time. The cost of inspection, including domestic (i.e. within India), traveling and all other reasonable expenses in connection therewith shall be payable by the Company.

          6.1.6 Not to undertake or permit any merger, consolidation or reorganization or scheme of arrangement or compromise with its creditors or shareholders or effect any scheme of amalgamation or reconstruction.

          6.1.7 To provide to the Investor all such information relating to the Company's goods, services, operations and other matters as the Investor may from time to time at its discretion request, including information relating to the administration, management and financial condition of the Company.

          6.1.8 To promptly notify the Investor if it has notice of any application for winding up having been made or of any statutory notice of winding up under the provisions of the Companies Act, 1956, or any other notice under or in respect of any other legal process filed or intended to be filed or initiated against the Company or if a custodian, liquidator or receiver is appointed of any of its properties, business or undertaking.

          6.1.9 To promptly inform the Investor of the happening of any labor strikes, lockouts, shutdowns, fires or any event likely to have a substantial effect on the Company's profits or business and of any material changes in the rate of production or sales of the Company with an explanation of the reasons thereof.

          6.1.10 To keep insured at all times and maintain insurance policies in a sufficient amount and with such coverage as are generally maintained by responsible companies in the same industry and such policies shall be such as to sufficiently cover liabilities considered normal in the course of business of the Company.

          6.1.11 To promptly inform the Investor of any material loss or damage which the Company may suffer due to any force majeure circumstances or act of God such as fire, earthquake, flood, tempest, typhoon, etc. against which the Company may not have insured its properties.

          6.1.12 To submit to the Investor its duly audited annual accounts within six months from the close of its accounting year or such extended period, if any, as may be permitted by law.

          6.1.13 To inform the Investor of any change in ownership, control and/or management of the Company.

          6.1.14 To furnish to the Investor such financial statements, budgets and financial plans as the Investor may specify, covering such periods as the Investor may specify.

          6.1.15 The Company shall provide, from time to time, such additional information to the Investor as the Investor may require.

          6.1.16 If so required by the Investor, to subdivide or consolidate debenture certificates at any time within a period of one month without payment of any fees.

          6.1.17 Except as may be required by Law, the Company shall not use the name of, or make reference to, the Investor in any press release or in any public manner without the Investor's prior written consent.

                                   ARTICLE 7
                      EVENTS OF DEFAULT AND CONSEQUENCES

          In event of:

                 (i) the Company failing to redeem the Non Convertible Debentures on being called upon to do so, pursuant to the terms and conditions under which the Non Convertible Debentures are issued or otherwise and/or failing to pay interest, costs, charges, expenses or other sum whatsoever in accordance with the terms and conditions of this Agreement and/or

                 (ii) the Company committing breach of the covenants and conditions of this Agreement and/or any of the provisions of this Agreement and/or

                 (iii) any statement, representation, warranty or confirmation on the part of any of the Company being found to be incorrect or untrue and/or

                 (iv) there exists circumstances which in the opinion of the Investor prejudicially affects or may affect the investors interest or the Company's ability to redeem the Non Convertible Debentures or pay any amount to the Investor and/or

                 (v) the Company is in breach of the terms and conditions of issue of the Non Convertible Debentures, including without limitation failure to pay the interest on the Non Convertible Debentures on the date(s) that it is due and/or

                 (vi) there is a change in ownership, management and/or control of the Company including without limitation any change in the chief executive officer or the managing director, by whatever name called and/or

                 (vii) the Company receives a notice from any person threatening winding up action against the Company and/or

                 (viii) a meeting is called by the creditors/members of the Company for the purpose of passing any resolution for winding up of the company and/or

                 (ix) any proceedings are filed in a Court of law, where the relief that is asked is, inter alia the winding up of the Company and/or

                 (x) any other event / material change which prejudicially alters the Investor's interest Securities and/or

                 (xi) any information provided to the Investor by the Company is found to be false, untrue or incorrect and/or

                 (xii) the Subscription Amount is utilized for any purpose other than the purpose(s) enumerated in this Agreement and/or

                 (xiii) if the Company receives notice of any application for winding up having been made or of any statutory notice of winding up under the provisions of the Companies Act, 1956, or any other notice under or in respect of any other legal process filed or intended to be filed or initiated against the Company or if a custodian, liquidator or receiver is appointed of any of its properties, business or undertaking and/or

                 (xiv) any labour strikes, lockouts, shutdowns, fires occurring in respect of any unit/undertaking or part of such unit/undertaking of the Company; then, without prejudice to the Investor's other rights, the Investor shall be entitled to declare the Non Convertible Debentures to be forthwith due and payable and thereupon the same shall become forthwith due and payable and the Company shall forthwith (and in any event within 48 hours of the Investor calling upon the Company to do so) pay the same (together with all arrears) to the Investor without demur or delay.

                                   ARTICLE 8
                             MORE FAVORABLE TERMS

          In the event of any person subscribing to the Company's Non Convertible Debentures on terms which are directly or indirectly more favorable than those on which the Investor is subscribing to the Investors Securities, the Investor shall be entitled to such favorable terms.

                                   ARTICLE 9
                       TRANSFER OF INVESTOR'S SECURITIES

          The Investor may at any time after the execution of this Agreement transfer any or all of the Investor's Securities to any other person/concern at its discretion and there shall be no lock in on the Investor's Securities.

                                  ARTICLE 10
                          MISLEADING STATEMENTS, ETC.

          Without prejudice to what is stated above, if the Company or any official or employee of the Company has made or at any time makes any statement or representation to the Investor which is false, incorrect or misleading, the Investor shall, in addition to what is stated above, be entitled to take such proceedings, civil and/or criminal, against the Company, its officials and/or employees as the Investor thinks fit.

                                  ARTICLE 11
                             SUCCESSORS & ASSIGNS

          The Investor may assign its respective rights under this Agreement in whole or in part to any transferee. The Company may not assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the Investor. Any purported assignment in violation of this Article shall be void.

                                  ARTICLE 12
                              PARTIAL INVALIDITY

          If at any time any provision hereof is or becomes or is held to be illegal, invalid or unenforceable in any respect, the legality, validity or enforceability of the remaining provisions hereof shall in no way be affected or impaired thereby.

                                  ARTICLE 13
                                    WAIVER

          No delay in exercising or omission to exercise any right, power or remedy accruing to the Investor under this Agreement or any other agreement or document shall impair any such right, power or remedy or be construed to be a waiver thereof or any acquiescence in such default; nor shall the action or inaction of the Investor in respect of any default or any acquiescence by it in any default, affect or impair any right, power or remedy of the Investor in respect of any other default.

                                  ARTICLE 14
                                 JURISDICTION

          All parties hereby agree to submit to the exclusive jurisdiction of the competent Courts in Mumbai in respect of all matters arising out of this Agreement.

                                  ARTICLE 15
                                 MISCELLANEOUS

     15.1 Service of Notice.
          -----------------

          Any notice provided for in this Agreement shall be in writing and shall be either personally delivered or mailed by Registered Post A.D. (postage prepaid) or sent by reputable overnight courier service (charges prepaid) to the addressee at the address set forth in the title and to any subsequent holder of Investor's Securities subject to this Agreement at such address as indicated by the Company's records, or at such address in India as the recipient party has specified by prior written notice to the sending party. In the case of any notice to the Investor, a copy of such notice shall also be delivered to the Investor at the following fax number and/or such other addresses / fax numbers as may be notified by the Investor to the Company in writing:

          The Vice President
          IDBI Bank Ltd.
          PM Towers, 37, Greams Road
          Chennai-600 006

          However such notice shall be deemed to be received by the Investor only on the day on which it is actually/physically delivered to the Investor.

    15.2  Headings.
          --------

          The headings of various Clauses, Articles and Sections in this Agreement are inserted for convenience of reference only and shall not affect the construction of the relative provisions.

    15.3  Effective Date and Term of Agreement.
          ------------------------------------

          15.3.1 This Agreement shall become binding on the Company and the Investor on and from the date first above written.

          15.3.2 Unless otherwise stated (expressly or by implication) in respect of any provision of this Agreement, the term of this Agreement shall be as follows:

                 (i) So long as the Investor holds 825,000 Non Convertible Debentures of the Company or

                 (ii) Until all the Non Convertible Debentures have been redeemed in full by the Company, whichever is earlier.

    15.4  Amendments.
          ----------
          This Agreement may be amended or modified only by a written instrument signed by the Investor and the Company.

    15.5  Counterparts.
          ------------

          This Agreement may be executed in two or more counterparts, each of which when so executed and delivered shall be deemed to be an original and both of which together shall be deemed to be one and the same agreement.

    15.6  Expenses.
          --------

          The Company shall pay all stamp, documentary and other taxes and duties which may be payable in India in connection with the execution, delivery and performance of this Agreement and the subscription to the Investor's Securities. The Company shall also pay all legal and other out-of-pocket expenses relating to the negotiation, documentation and consummation of this transaction and all legal and other expenses incurred in connection with any future waiver, consent or amendment (whether or not any such future waiver, consent or amendment is given or consummated).

    15.7  Remedies.
          --------

          The investor shall be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favour. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the Investor may in its sole discretion apply to any Court of Law or equity of competent jurisdiction for specific performance or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

ANNEXURES

          ANNEXURE I - TERMS AND CONDITIONS OF NON CONVERTIBLE DEBENTURES

          ANNEXURE II - PROPERTIES OF THE COMPANY WHICH ARE SUBJECT TO LIENS, ETC. AND DETAILS OF SUCH LIENS, ETC.

          IN WITNESS WHEREOF the parties hereto have executed this agreement on the day first hereinabove written.

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The Common Seal of the Company is hereunto
affixed pursuant to the resolution passed at the meeting of the Board of Directors held on 17th day of February, 2000 in the presence of:



a,  S. Srinivasan, Director (Designation)
    -----------------------

who have put their signatures in token thereof


(as per Articles of Association of the Company).


SIGNED AND DELIVERED
by the within named investor
IDBI Bank by the hand of its Ms/Ms.

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                                   ANNEXURE I


               TERMS AND CONDITIONS OF NON CONVERTIBLE DEBENTURES

1.   Aggregate Quantity:              825,000 Non Convertible Debentures. (The Debentures)

2.   Face Value per debenture:        Rs.100/-

3.   Issue Price:                     At par (i.e. Rs.100/- each.)

4.   Interest Rate:                   13% p.a. payable quarterly

5.   Default Interest Rate:           2% per annum, over and above the normal interest rate
                                      payable from the date of default fill the date of actual
                                      payment of interest.

6.   Manner of computation of         Compounded on a daily basis considering 365 days in a year.
     interest:

7.   Mode of Payment:                 By cheque payable in Madras drawn in favor of Satyam
                                      Infoway Ltd. account.

8.   Security:                        Exclusive first charge on immovable property of value
                                      Rs.10.62 crs to be purchased at Andheri, Mumbai out of the
                                      NCD proceeds.

9.   Period within which security     1 month from the date of creation of mortgage.
     to be created:

10.  Transferability:                 The Debentuers shall be transferable by endorsement and
                                      delivery.

11.  Redemption Terms:                The Debentures shall be redeemable at the expiry of 24
                                      months from the date of their issue.
                                      In the event of the company failing to redeem the
                                      Debentures upon being called upon to do so, the company
                                      shall be liable to pay penal interest, compounded on a
                                      daily basis at a rate of 4 % per annum over and above the
                                      normal interest rate payable by the company from the date
                                      of default till the date of actual redemption.  This
                                      remedy shall be in addition to all other remedies
                                      available with the Debenture holder.

12.  Redemption Price:                At par.


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13.  In the event of failure of the Company to pay any part of the interest or in the event of the failure of the Company to repay any sums as may be required to be repaid, or in the event of the failure of the Company to redeem the Debentures upon exercise of the call contemplated above, the Debenture shall become payable forthwith.

14. The Debentures shall also be governed by the terms and conditions of the Debenture Subscription Agreement dated 16th March 2000 entered into between the IDBI Bank on one part and the Company on the other part.

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                                  ANNEXURE II

Description of properties already charged. (See clause 3.1.21 of the Subscription Agreement.)

First charge on the movable and immovable assets of the company (existing and future) in favour of EXIM Bank for financial assistance extended.


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